FOR IMMEDIATE RELEASE

Contacts: Alfred E. Brennan, Chief Executive Officer Arthur L. Herbst, Jr., President Christine R. Boehning, Chief Financial Officer (314)-344-0010, Ext. 3133

Young Innovations, Inc. Announces Results for the Second Quarter Ended June 30, 2007 and Declares Quarterly Dividend

St. Louis, MO., July 25, 2007 – Young Innovations, Inc. (NASDAQ – YDNT) today announced results for the quarter and six months ended June 30, 2007.

Sales for the second quarter were $24.8 million, increasing 15.7% over the $21.5 million reported for the second quarter of 2006. Income from operations increased 4.7% to $5.8 million from $5.5 million in the prior year. Net income of $3.5 million is unchanged from prior year. Diluted earnings per share for the second quarter of 2007 were $0.37, a decrease of 5.1% over the $0.39 reported in the prior year quarter. Diluted earnings per share were affected by equity compensation expense of $0.02 and $0.01 for the quarters ended June 30, 2007 and 2006, respectively.

For the six months ended June 30, 2007, sales were $47.7 million, increasing 13.2% from the prior year period. Income from operations for the six months ended June 30, 2007 decreased 5.3% to $10.5 million from $11.1 million in the prior year. Net income was $6.3 million, decreasing 11.8% from $7.1 million in the year earlier six-month period. Diluted earnings per share were $0.68 for the six months ended June 30, 2007, a decrease of 12.8% from $0.78 in the same period of 2006. Diluted earnings per share were affected by equity compensation expense of $0.03 and $0.01 for the six months ended June 30, 2007 and 2006, respectively.

The results for the quarter were affected by the acquisition of the assets of Microbrush, Inc. and Microbrush International, Ltd. (collectively “Microbrush”), completed on July 31, 2006, and August 18, 2006, respectively. Microbrush contributed approximately $3.8 million in sales in the second quarter of 2007, and approximately $7.4 million in sales for the six months ended June 30, 2007.

Commenting on the quarter, Alfred E. Brennan, Chief Executive Officer, said, “During the second quarter, we made progress in our consolidation efforts and experienced solid sales and operating performance in several of our core product lines. In general, business trends showed nice improvement over the first quarter. However, we continue to expect volatility in our business overall, and in our panoramic X-ray product line in particular. As previously disclosed, as a result of the expected volatility, we are not providing earnings guidance at this time.”

On July 24, 2007, the Board of Directors declared a quarterly dividend of $0.04 per share, payable on September 14, 2007 to shareholders of record on August 15, 2007.

A conference call has been scheduled for Thursday, July 26 at 11:00 A.M. Central Time and can be accessed through InterCall at http://audioevent.mshow.com/334622/ or on the Company’s website, www.ydnt.com.

Young Innovations develops, manufactures and markets supplies and equipment used by dentists, dental hygienists, dental assistants and consumers. The Company’s product offering includes disposable and metal prophy angles, prophy cups and brushes, dental micro-applicators, panoramic X-ray machines, moisture control products, infection control products, dental handpieces (drills) and related components, endodontic systems, orthodontic toothbrushes, flavored examination gloves, children’s toothbrushes, and children’s toothpastes. The Company believes it is the leading manufacturer and distributor of prophy angles and cups (used in teeth cleaning and polishing procedures), liquid surface disinfectants, obturation units, and dental micro-applicators in the United States. The Company also believes it is the leading distributor of panoramic X-ray equipment in the United States.

Investors are cautioned that this press release as well as other reports and oral statements by Company officials may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995. Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions and which include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” or similar expressions. These statements are not guaranties of future performance and the Company makes no commitment to update or disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements. Because such statements involve risks and uncertainties, actual actions and strategies and the timing and expected results thereof may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those disclosed in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

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